News Release FOR IMMEDIATE RELEASE Investor Relations Contacts: Chuck Coppa, CFO American Power Group Corporation 781-224-2411 ccoppa@americanpowergroupinc.com Mike Porter Porter, LeVay, & Rose, Inc. 212-564-4700 mike@plrinvest.com American Power Group Corporation Reports Third Quarter Fiscal 2016 Results - Dual Fuel Conversion Revenue For North American HD Trucks Increased 383 Percent Over Prior Year - Lynnfield, MA – August 22, 2016 – American Power Group Corporation (OTCQB: APGI), today announced results for the three and nine months ending June 30, 2016. Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “While our overall third quarter was relatively flat, we are very pleased that vehicular dual fuel revenue continues to become a larger portion of our overall revenue. Domestic vehicular dual fuel revenue grew 383 percent over the prior year and our international dual fuel vehicular revenue grew 34 percent over the prior year quarter due to conversion activity in Mexico where aggressive actions are being taken to accelerate technologies that can improve their air quality. On a year-to-date basis, domestic vehicular dual fuel revenue is up over 470 percent or close to $750,000 bolstered by our recent announcement of WW Transport surpassing the 100+ vehicular unit conversion milestone. Our domestic stationary oil/gas conversion revenue was down on a quarterly and year-to-date basis but we have seen a healthy increase of eighty drill rigs coming back on line at the mid-point of the fourth quarter which is encouraging as compared to the historical lows of the third quarter”. Mr. Jensen added, “As we enter the second half of the calendar year we anticipate deploying our Trident/NGL flare capture and recovery equipment initially in the Bakken shale region of North Dakota within the very near future based on contract discussions with several notable oil and gas operators. One of the targeted customer’s remote well-site is completing their drilling and fracking phase which would allow us to move our equipment on site and begin operating later in 2016. Earlier today it was announced that we have received our MHA Nation TERO business license which gives us priority access to perform flare capture and recovery services as well as sales of dual fuel systems on the Fort Berthold Indian Reservation (“FBIR”) which is located in the heart of the Bakken shale region in North Dakota. The North Dakota Industrial Commission reported there are nineteen oil and gas companies operating over 1,435 well sites on the FBIR with another 700 wells sites waiting to be completed or have approved drilling permits. Our flare capture and recover work on the FBIR will be contracted through Sakakawea Energy, a 100 percent MHA Nation Member owned entity, who is the Tribal Tier I Contractor for flare capture services. With oil and gas companies continuously looking for lower cost operating solutions we have seen a significant increase in the number of inquiries from established operators in the Permian and Eagle Ford shale regions of Texas which has the highest number of operating rigs in North America.” Mr. Jensen concluded, “We enter our fiscal fourth quarter with a number of strategic opportunities ranging from deploying our flare capture and recovery systems, solidifying new strategic contracts, attaining more vehicular certifications especially in California, and building economic and sustainability driven backlog that is forecast to generate a noticeable increase in annualized revenue before the end of calendar year 2016. We look forward with great anticipation to our prospects for Fiscal 2017 as the diversity of our products and services begin to be fully realized.”

American Power Group Corporation Press Release August 22, 2016 ________ Page 2 Conference Call Please join us today at 10:00 AM Eastern when we will discuss the results for the three months ended June 30, 2016. To participate, please call 1-888-256-9022 and ask for the American Power Group call using pass code 9731263. A replay of the conference call can be accessed until 11:50 PM on August 31, 2016 by calling 1-888-203-1112 and entering pass code 9731263. Three Months ended June 30, 2016 Compared to the Three Months ended June 30, 2015 Net sales for the three months ended June 30, 2016 decreased $32,000 or 6 percent to $524,000 as compared to net sales of $556,000 for the three months ended June 30, 2015. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to below the $50 per barrel range which has resulted in a steady decrease in diesel prices during the three months ended June 30, 2016. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas. North American stationary revenues for the three months ended June 30, 2016 were approximately $57,000 which was $328,00 or 85 percent lower as compared to revenue of $385,000 for the three months ended June 30, 2015. The decrease was primarily due to the decline in active drilling rigs in the oil and gas industry. Domestic vehicular revenues for the three months ended June 30, 2016 increased $264,000 or 383 percent to $333,000 as compared to revenues of $69,000 for the three months ended June 30, 2015. The increase was attributable to an increase in follow-on fleet sales for the quarter. International vehicular revenues for the three months ended June 30, 2016 increased $32,000 or 32 percent to $134,000 as compared to revenues of $102,000 for the three months ended June 30, 2015 which almost entirely related to one large order to our Dominican Republic distributor. Revenue from the Trident NGL Services division was $0 for the three months ended June 30, 2016. There were no sales for the three months ended June 30, 2015 as we entered this business segment during the September 2015 quarter. During the three months ended June 30, 2016 our gross loss was $182,000 or 35 percent of net sales as compared to a gross loss of $130,000 or 24 percent of net sales for the three months ended June 30, 2015. The decrease in gross profit was primarily due to an increase in fixed overhead costs including capitalized software amortization and approximately $105,000 relating to our Trident NGL Services division which had no revenue during the quarter. Selling, general and administrative expenses for the three months ended June 30, 2016 increased $132,000 or 12 percent to $1,192,000 as compared to $1,060,00 for the three months ended June 30, 2015. The increase is due to the added expenses associated with our Trident NGL services division. During the three months ended June 30, 2016 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $6,000 as compared to $154,000 during the three months ended March 31, 2015. During the three months ended June 30, 2016, interest and financing expense increased $140,000 or 169 percent to $224,000 as compared to $83,000 for the three months ended June 30, 2015, due to increased borrowings and interest rates for our Trident NGL Services division. During the three months ended June 30, 2016, we recorded other income of $90,000 associated with a reduction in the net present value of our lease settlement obligation. Our net loss for the three months ended June 30, 2016 increased $144,000 or 9 percent to a net loss of $1,453,000 or $(0.02) per basic share as compared to a net loss of $1,597,000 or $(0.03) per basic share for the three months ended June 30, 2015. The calculation of net loss per share available to Common shareholders for the three months ended June 30, 2016 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $339,000 and the Series D beneficial conversion feature of $294,000. The calculation of net income per share available for Common shareholders for the three months ended June 30, 2015 reflects the inclusion of quarterly Convertible Preferred Stock dividends of $291,000.

American Power Group Corporation Press Release August 22, 2016 ________ Page 3 Nine Months ended June 30, 2016 Compared to the Nine Months ended June 30, 2015 Net sales for the nine months ended June 30, 2016 decreased $459,00 or 22 percent to $1,627,000 as compared to net sales of $2,086,0000 for the nine months ended June 30, 2015. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world the price of oil in the U.S. has dropped to below the $50 per barrel range which has resulted in a steady decrease in diesel prices during the nine months ended June 30, 2016. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas. North American stationary revenues for the nine months ended June 30, 2016 were approximately $418,000 which was $1,178,000 or 74 percent lower as compared to revenue of $1,596,000 for the nine months ended June 30, 2015. The decrease was primarily due to the decline in active drilling rigs in the oil and gas industry. Domestic vehicular revenues for the nine months ended June 30, 2016 increased $744,000 or 472 percent to $902,000 as compared to revenues of $158,000 for the nine months ended June 30, 2015. The increase was attributable to an increase in new and follow-on fleet sales for the nine months. International vehicular revenues for the nine months ended June 30, 2016 decreased $55,000 or 17 percent to $277,000 as compared to revenues of $332,000 for the nine months ended June 30, 2015 which almost entirely related to one large order to our Dominican Republic distributor. Revenues from the Trident NGL Services division were $30,000 for the nine months ended June 30, 2016. There were no sales for the nine months ended June 30, 2015 as we entered this business segment during the September 2015 quarter During the nine months ended June 30, 2016 our gross loss was $790,000 or 49 percent of net sales as compared to a gross loss of $46,000 or 2 percent of net sales for the nine months ended June 30, 2015. The decrease in gross profit was primarily due to decreased revenues and increased fixed overhead costs including capitalized software amortization and approximately $300,000 relating to our Trident NGL Services division which had no revenue during the year. Selling, general and administrative expenses for the nine months ended June 30, 2016 increased $169,000 or 6 percent to $3,183,000 as compared to $3,014,000 for the nine months ended June 30, 2015. The increase is due to the added expenses associated with our Trident NGL services division. During the nine months ended June 30, 2016 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $207,000 as compared to $5,956,000 during the nine months ended June 30, 2015. During the nine months ended June 30, 2016, interest and financing expense increased $392,000 or 181 percent to $608,000 as compared to $216,000 for the nine months ended June 30, 2015 due to increased borrowings and interest rates for our Trident NGL Services division. In addition, during the nine months ended June 30, 2016, we recorded additional non-cash financing expense of $1,557,000 resulting from the recognition of the discount upon conversion of the contingent convertible promissory notes and we recorded other income of $90,000 associated with a reduction in the net present value of our lease settlement obligation. Our net loss for the nine months ended June 30, 2016 increased $7,924,000 or 374 percent to a net loss of $5,805,000 or $(0.10) per basic share as compared to a net income of $2,119,000 or $0.04 per basic share for the nine months ended June 30, 2015. The calculation of net loss per share available to Common shareholders for the nine months ended June 30, 2016 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $959,000 and the Series D beneficial conversion feature of $1,551,000. The calculation of net income per share available for Common shareholders for the nine months ended June 30, 2015 reflects the inclusion of quarterly Convertible Preferred Stock dividends of $841,00 and a Series B beneficial conversion feature of $395,000.

American Power Group Corporation Press Release
August 22, 2016 Page 4

Condensed Consolidated Statements of Operations

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Nine Months Ended June 30, 2016	Nine Months Ended June 30, 2015
Net sales	$ 524,000	$ 556,000	$ 1,627,000	$ 2,086,000
Cost of sales	706,000	686,000	2,417,000	2,132,000
Gross (loss) profit	(182,000)	(130,000)	(790,000)	(46,000)
Selling, general and administrative	1,192,000	1,060,000	3,183,000	3,014,000
Operating loss from continuing operations	(1,374,000)	(1,190,000)	(3,973,000)	(3,060,000)
Other income (expense):				
Interest and financing expense	(224,000)	(83,000)	(608,000)	(216,000)
Discount on contingent convertible debt (warrants)	-	-	(907,000)	-
(beneficial conversion feature)	-	-	(650,000)	-
Warrant extension expense	-	(454,000)	-	(454,000)
Revaluation of warrants	6,000	154,000	207,000	5,956,000
Other, net	139,000	(24,000)	126,000	(107,000)
Other (expense) income, net	(79,000)	(407,000)	(1,832,000)	5,179,000
Net (loss) income	(1,453,000)	(1,597,000)	(5,805,000)	2,119,000
10% Convertible Preferred dividends	(339,000)	(291,000)	(959,000)	(841,000)
Series B, 10% Convertible Preferred stock beneficial conversion feature	-	-	-	(395,000)
Series D, Convertible Preferred stock beneficial conversion feature	(294,000)	-	(1,551,000)	-
Net (loss) income available to Common shareholders	$ (2,086,000)	$ (1,888,000)	$ (8,315,000)	$ 883,000
Net (loss) income from continuing operations per share	$ (0.02)	$ (0.03)	$ (0.10)	$ 0.04
Net loss per Common share – 10% Convertible Preferred dividend	(0.01)	(0.01)	(0.01)	(0.02)
Net loss per Common share – Series B, 10% Convertible Preferred Stock beneficial conversion feature	-	-	(0.03)	(0.01)
Net loss attributable to Common Stockholders per share, basic	$ (0.03)	$ (0.04)	$ (0.14)	$ 0.01
Weighted average shares outstanding, basic	60,125,000	51,818,000	57,689,000	51,254,000
Weighted average shares outstanding, diluted	60,125,000	51,818,000	57,689,000	51,254,000

Condensed Consolidated Balance Sheet Data

	June 30, 2016	September 30, 2015
Assets		
Current assets	$ 2,018,000	$ 2,578,000
Property, plant and equipment, net	3,862,000	3,739,000
Other assets	4,358,000	4,803,000
	$ 10,238,000	$ 11,120,000
Liabilities and Stockholders' Equity (Deficit)		
Current liabilities	$ 4,634,000	$ 5,646,000
Notes payable, net of current portion	1,988,000	2,205,000
Warrant liability	16,000	223,000
Notes payable, related parties, non-current	2,733,000	2,766,000
Obligations due under lease settlement, net of current portion	257,000	506,000
Stockholders' equity (deficit)	610,000	(226,000)
	$ 10,238,000	$ 11,120,000

American Power Group Corporation Press Release August 22, 2016 ________ Page 5 About American Power Group Corporation American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com Caution Regarding Forward-Looking Statements and Opinions With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2015 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.